Exhibit 99.1

Grown Rogue Partner SEA Craft Restarts Cultivation at Dwight, Illinois Facility

Regulatory approval received on June 5; first harvest and initial sales expected in 2H 2026

MEDFORD, Ore., June 16, 2026 /CNW/ - Grown Rogue International Inc. ("Grown Rogue" or the "Company") (CSE: GRIN) (OTC: GRUSF), a flower-forward cannabis company combining craft values with disciplined execution, is pleased to announce that Grown Rogue's Illinois partner, SEA Craft LLC ("SEA Craft"), the license holder for the Dwight, Illinois facility, received approval from the State of Illinois to restart cultivation operations at the facility on June 5, 2026.

Following approval, SEA Craft began cultivation operations at the Dwight facility. SEA Craft's initial launch plan includes four flower rooms totaling up to the initial regulatory limit of 5,000 square feet of flowering canopy, with the first harvest anticipated in September and initial sales expected to commence in Q4 2026. SEA Craft also intends to pursue imminent activation of the facility's manufacturing and extraction space, subject to applicable regulatory approvals.

"This approval moves our Illinois strategy from planning into execution and helps remove one of the principal upfront risks in cannabis expansion projects: delayed regulatory timing," said Obie Strickler, Chief Executive Officer of Grown Rogue. "We are grateful for the support from the Village of Dwight and its community as this facility begins its next chapter with our operational support. Illinois is a market we have targeted for years, and with SEA Craft we found a capital-efficient path to bring Grown Rogue's flower-forward products to consumers in the state."

"We appreciate the constructive engagement and timely review from the Illinois Department of Agriculture as SEA Craft works to restart operations at the Dwight facility," said Shari Wilson, Founder of SEA Craft. "This approval is an important step in bringing the facility back online, supporting local employment, and advancing a disciplined launch plan for the Illinois market."

As part of the restart, SEA Craft has made several key local hires and expects to continue building its Dwight-based team as operations ramp over the coming months. SEA Craft anticipates adding approximately 60 to 70 positions over the next six to nine months, including roles across cultivation, production, compliance, facility operations, and administration. Where possible, SEA Craft is prioritizing experienced local talent, including individuals with prior experience at the Dwight facility, to support an efficient restart, while contributing to local employment in the community. To date, SEA Craft has rehired 10 former team members from the previous operator of the facility, PharmaCann, with several more offers outstanding.

SEA Craft intends to submit a request to expand flowering canopy from 5,000 square feet to 10,000 square feet as soon as practicable, potentially accelerated by pending legislation, consistent with the facility's prior operation at approximately 10,000 square feet of indoor flowering canopy. Longer term, the facility can support the maximum permitted 14,000 square feet of indoor flowering canopy with modest additional investment, which Grown Rogue expects to evaluate based on overall market demand.

The Dwight facility provides Grown Rogue with an attractive entry point into Illinois, supported by existing infrastructure, dedicated manufacturing space, and a measured ramp plan. SEA Craft expects to submit a manufacturing plan to Illinois regulators shortly, which would support a broader product platform at the facility, including infused pre-rolls and Grown Rogue's cured-resin vape products, which are currently available only in Oregon.

About Grown Rogue

Grown Rogue International Inc. (CSE: GRIN | OTC: GRUSF) is a flower-forward cannabis company rooted in Oregon's Rogue Valley, a region known for its deep cannabis heritage and commitment to quality. With operations in Oregon, Michigan and New Jersey, and expansion underway in Illinois and Minnesota, Grown Rogue specializes in producing designer-quality indoor flower. Known for exceptional consistency and care in cultivation, its products are valued by retailers, budtenders and consumers alike. By blending craft values with disciplined execution, the Company has built a scalable, capital-efficient platform designed to thrive in competitive markets. The Company believes sustained excellence in cannabis flower production is the engine of the industry's supply chain and its competitive advantage. For more information about Grown Rogue, please visit www.grownrogue.com. The contents of the Company's website are not incorporated by reference into this press release or any report or document that Grown Rogue files with the SEC or Canadian securities regulators, and any references to the website are intended to be inactive textual references only.

Cautionary note regarding forward-looking statements.

This news release contains "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws. Forward-looking information in this news release includes, but is not limited to, statements regarding SEA Craft's restart of cultivation operations at the Dwight facility; expected starting canopy; timing of first harvest and first sales; SEA Craft's intention to submit for approval to expand flowering canopy; the potential impact of pending legislation on expansion timing; the ability of the facility to support additional flowering canopy with nominal or modest incremental investment; potential manufacturing opportunities; the expected submission of a manufacturing plan; future product-format opportunities; hiring plans; market demand; sell-through; capital allocation; anticipated operational ramp; the scalability and capital efficiency of the Company's platform; the Company's competitive position; and the expected benefits of Grown Rogue's partnership with SEA Craft.

Forward-looking information is based on the Company's current expectations, assumptions, estimates and projections, including assumptions regarding regulatory approvals, licensing requirements, facility readiness, cultivation timelines, market conditions, product demand, staffing, supply chain availability, capital requirements, competitive dynamics, the Company's ability to execute its operating plans and the Company's ability to maintain product quality and consistency as it scales. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking information. These risks include, but are not limited to, regulatory delays or changes; inability to obtain or maintain required approvals; delays in cultivation, harvest, manufacturing or sales; construction or facility-related issues; market pricing pressure; changes in consumer demand; increased competition; staffing challenges; capital constraints; and other risks described in the Company's public disclosure documents.

Readers are cautioned not to place undue reliance on forward-looking information. The Company undertakes no obligation to update or revise any forward-looking information, except as required by applicable law.

SOURCE Grown Rogue International Inc.

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%CIK: 0001463000

For further information: General Inquiries and Investor Contact: Obie Strickler, Chief Executive Officer, obie@grownrogue.com; Investor Relations, invest@grownrogue.com, (458) 226-2662

CO: Grown Rogue International Inc.

CNW 07:00e 16-JUN-26